EXHIBIT 23


                       CONSENT OF INDEPENDENT AUDITORS'


The Board of Directors
ACCEL International Corporation:

We consent to the incorporation by reference in Registration Statements (Forms S-8 No. 33-48023, No. 33-19191 and No. 2-82736) pertaining to the First Restatement of the 1987 Stock Incentive Plan, the 1987 Incentive Stock Option Plan, and the 1982 Incentive Stock Option Plan, respectively, and in the related Prospectus, of our report dated March 15, 1996, relating to the consolidated financial statements of ACCEL International Corporation and subsidiaries (the Company) as of December 31, 1995 and for the year then ended, and all related schedules (all as listed in the index in Item 14(a) in Form-10K), which report appears in the December 31, 1995 annual report on Form-10K of ACCEL International Corporation and subsidiaries.

Our report dated March 15, 1996 contains an explanatory paragraph that states that as discussed in Note D to the consolidated financial statements, on March 30, 1994, the Company and its principal lender agreed to waive compliance with certain loan agreement covenants through January 1, 1995. On February 7, 1995 the Company and the lender again renegotiated the credit agreement and certain of the covenants. The amended agreement stated that the loan was payable in full on June 30, 1997. On December 29, 1995, the Company issued senior notes with a different lender and retired the aforementioned credit agreement. The most recent loan agreement requires that during the period the loan is outstanding, the Company maintain consolidated tangible net worth, as defined. At December 31, 1995, required tangible net worth was $15,000,000 and the Company's consolidated tangible net worth, as defined, was $19,738,000.


                                                /S/ KPMG Peat Marwick LLP
                                                KPMG Peat Marwick LLP

Columbus, Ohio
March 15, 1996
























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